SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(AMENDMENT NO. _5_)*

dELiA*s, Inc.

(Name of Issuer)

Common Stock, $0.001 Par Value Per Share

(Title of Class of Securities)

246911101

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ x]	Rule 13d-1(b)
[ ]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

____________________

*           The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 246911101	13G	Page 2 of 12 Pages

1		NAMES OF REPORTING PERSONS T2 Partners Management, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 3,144,207
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 3,144,207
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,144,207
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.00%
12		TYPE OF REPORTING PERSON PN

CUSIP NO. 246911101	13G	Page 3 of 12 Pages

1		NAMES OF REPORTING PERSONS T2 Partners Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 3,114,207
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 3,114,207
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,114,207
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.00%
12		TYPE OF REPORTING PERSON CO

CUSIP NO. 246911101	13G	Page 4 of 12 Pages

1		NAMES OF REPORTING PERSONS T2 Partners Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 2,354,561
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 2,354,561
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,354,561
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.49%
12		TYPE OF REPORTING PERSON OO

CUSIP NO. 246911101	13G	Page 5 of 12 Pages

1		NAMES OF REPORTING PERSONS T2 Accredited Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 1,752,755
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 1,752,755
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,752,755
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.58%
12		TYPE OF REPORTING PERSON PN

CUSIP NO. 246911101	13G	Page 6 of 12 Pages

1		NAMES OF REPORTING PERSONS T2 Qualified Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 601,806
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 601,806
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 601,806
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.91%
12		TYPE OF REPORTING PERSON PN

CUSIP NO. 246911101	13G	Page 7 of 12 Pages

1		NAMES OF REPORTING PERSONS Tilson Offshore Fund, Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 502,781
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 502,781
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 502,781
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.60%
12		TYPE OF REPORTING PERSON CO

CUSIP NO. 246911101	13G	Page 8 of 12 Pages

1		NAMES OF REPORTING PERSONS Tilson Focus Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER None
	6	SHARED VOTING POWER 286,865
	7	SOLE DISPOSITIVE POWER None
	8	SHARED DISPOSITIVE POWER 286,865
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 286,865
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES	[ ]
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.91%
12		TYPE OF REPORTING PERSON CO

CUSIP NO. 246911101	13G	Page 9 of 12 Pages

Item 1.	(a)	Name of Issuer:
dELiA*s, Inc.

(b)	Address of Issuer’s Principal Executive Offices:
50 West 23rd Street
New York, New York 10010

Item 2.	(a)	Name of Person Filing:
T2 Partners Management, LP
T2 Partners Group, LLC
T2 Partners Management, LLC
T2 Accredited Fund, LP
T2 Qualified Fund, LP
Tilson Offshore Fund, LTD
Tilson Focus Fund

(b)	Address of Principal Business Office or, if None, Residence:
For all persons filing:

767 Fifth Avenue, 18th Floor
New York, New York 10153

(c)	Citizenship:
Citizenship noted under Item 4 for each reporting person.

(d)	Title of Class of Securities:
Common Stock, Par Value $0.001

(e)	CUSIP Number:
246911101

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	[ ]	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act.

(e)	[ ]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	[ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP NO. 246911101	13G	Page 10 of 12 Pages

Item 4.	Ownership.

			T2 Partners Management, LP	T2 Partners Group, LLC	T2 Partners Management, LLC	T2 Accredited Fund, LP	T2 Qualified Fund, LP	Tilson Offshore Fund Ltd	Tilson Focus Fund
(a)	Amount beneficially owned:		3,144,207	3,144,207	2,534,561	1,752,755	601,806	502,781	286,865
(b)	Percent of class:		10.00%	10.00%	7.49%	5.58%	1.91%	1.60%	0.91%
(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote:	None	None	None	None	None	None	None
	(ii)	Shared power to vote or to direct the vote:	3,144,207	3,144,207	2,534,561	1,752,755	601,806	502,781	286,865
	(iii)	Sole power to dispose or to direct the disposition of:	None	None	None	None	None	None	None
	(iv)	Shared power to dispose or to direct the disposition of:	3,144,207	3,144,207	2,534,561	1,752,755	601,806	502,781	286,865

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  [   ]

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

CUSIP NO. 246911101	13G	Page 11 of 12 Pages

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

T2 Partners Management, LP

By:	T2 Partners Group, LLC General Partner

By:	/s/ Whitney R. Tilson
	Name:	Whitney R. Tilson
	Title:	Managing Member

T2 Partners Group, LLC

By:	/s/ Whitney R. Tilson
	Name:	Whitney R. Tilson
	Title:	Managing Member

T2 Partners Management, LLC

By:	/s/ Whitney R. Tilson
	Name:	Whitney R. Tilson
	Title:	Managing Member

T2 Accredited Fund, LP

By:	T2 Partners Management, LLC General Partner

By:	/s/ Whitney R. Tilson
	Name:	Whitney R. Tilson
	Title:	Managing Member

T2 Qualified Fund, LP

By:	T2 Partners Management, LLC General Partner

By:	/s/ Whitney R. Tilson
	Name:	Whitney R. Tilson
	Title:	Managing Member

CUSIP NO. 46270W105	13G	Page 12 of 12 Pages

Tilson Offshore Fund, Ltd

By:	/s/ Whitney R. Tilson
	Name:	Whitney R. Tilson
	Title:	Director

Tilson Focus Fund

By:	/s/ Whitney R. Tilson
	Name:	Whitney R. Tilson
	Title:	Trustee